Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF
GLOBAL RECYCLING TECHNOLOGIES, LTD.
(a Delaware corporation)
AND
GLYECO, INC.
(a Nevada corporation)

AGREEMENT AND PLAN OF MERGER entered into on December 30, 2011 by Global Recycling Technologies, Ltd., a Delaware corporation (the “SUB”), and approved by resolution adopted by its Board of Directors and the sole stockholder on December 30, 2011, and entered into on December 30, 2011 by GlyEco, Inc., a Nevada corporation (“PARENT”), and approved by resolution adopted by its Board of Directors on said date.

WHEREAS, the SUB is a business corporation of the State of Delaware;

WHEREAS, PARENT is a business corporation of the State of Nevada;

WHEREAS, SUB is a wholly-owned subsidiary of the PARENT;

WHEREAS, the Delaware General Corporation Law (the “DGCL”) permits a merger of a business corporation of the State of Delaware with and into a business corporation of another jurisdiction;

WHEREAS, the SUB does not intend to carry on any business except the business necessary to wind up and liquidate its business and affairs by means of a merger with and into a business corporation of the State of Nevada; and

WHEREAS, the SUB and PARENT and their respective Boards of Directors thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge the SUB with and into PARENT (the “Merger”) pursuant to the provisions of the DGCL and pursuant to the provisions of the Nevada Revised Statutes (the “NRS”) upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by the SUB and approved by a resolution adopted by its Board of Directors and sole stockholder and being thereunto duly entered into by PARENT and approved by a resolution adopted by its Board of Directors, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, are hereby determined and agreed upon as hereinafter in this Agreement and Plan of Merger set forth.

1.          The SUB shall, pursuant to the provisions of the DGCL and to the provisions of the NRS, be merged with and into PARENT; the PARENT shall be the surviving corporation from and after the effective time of the Merger and which is sometimes hereinafter referred to as the “surviving corporation,” and which shall continue to exist as said surviving corporation under the name GlyEco, Inc. pursuant to the provisions of the NRS. The separate existence of the SUB, which is sometimes hereinafter referred to as the “terminating corporation,” shall cease at said effective time in accordance with the provisions of the DGCL.

2.           The present Articles of Incorporation of PARENT will be the Articles of Incorporation of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

3.          The present By-Laws of PARENT will be the By-Laws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

4.          The directors and officers in office of PARENT at the effective time of the Merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5.          Each issued share of the common stock of the terminating corporation shall, from and after the effective time of the Merger, terminate and be cancelled.

6.          In the event that this Agreement and Plan of Merger shall have been fully approved and adopted upon behalf of the terminating corporation in accordance with the provisions of the DGCL and upon behalf of the surviving corporation in accordance with the provisions of the NRS, the said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware and by the laws of the State of Nevada, and that they will cause to be performed all necessary acts within the State of Delaware and the State of Nevada and elsewhere to effectuate the Merger herein provided for.

7.          The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the Merger herein provided for.

8.          The effective time of this Agreement and Plan of Merger, and the time at which the Merger herein agreed shall become effective in the State of Delaware and the State of Nevada, shall be on the last to occur of:

(a) the approval of this Agreement and Plan of Merger by the stockholders of the terminating corporation in accordance with the DGCL; or
(b) the date this Agreement and Plan of Merger, or a certificate of merger meeting the requirements of the Nevada Revised Statutes, is filed with the Secretary of State of the State of Nevada; or

(c) the date this Agreement and Plan of Merger, or a certificate of merger meeting the requirements of the DGCL, is filed with the Secretary of State of the State of Delaware.

9.          Notwithstanding the full approval and adoption of this Agreement and Plan of Merger, the said Agreement and Plan of Merger may be terminated at any time prior to the filing thereof with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby executed upon behalf of each of the constituent corporations parties hereto.

Dated:           December 30, 2011

Global Recycling Technologies, Ltd. (SUB)
a Delaware corporation

By: /s/ John Lorenz
John Lorenz
President and Chief Executive Officer

GlyEco, Inc. (PARENT)
a Nevada corporation

By: /s/ John Lorenz
John Lorenz
President and Chief Executive Officer